                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT


                           State of           Name under which
Name                       Incorporation      subsidiary does business
XOOM Chat, Inc.            California         XOOM Chat, Inc.

XOOM GBT Merger Corp.      California         XOOM GBT Merger Corp.